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          Confidential Materials omitted and filed separately with the
        Securities and Exchange Commission. Asterisks denote omissions.
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                                                                    EXHIBIT 10.1




                             DISTRIBUTION AGREEMENT



                                     BETWEEN




                           BIOTRANSPLANT, INCORPORATED




                                       AND




                                GAMBRO BCT, INC.

                                TABLE OF CONTENTS

                                                                              Page

SECTION 1. DEFINITIONS.......................................................  1


SECTION 2. GRANT OF DISTRIBUTION RIGHTS......................................  5


SECTION 3. JOINT COMMITTEE AND OVERSIGHT COMMITTEE........................... 12


SECTION 4. PRODUCT SUPPLY AND DISTRIBUTION................................... 16


SECTION 5. PRICE FOR PRODUCT................................................. 19


SECTION 6. PAYMENTS.......................................................... 22


SECTION 7. DEVELOPMENT....................................................... 24


SECTION 8. PATENT INFRINGEMENT............................................... 25


SECTION 9. OPTIONS........................................................... 27


SECTION 10. TRADEMARK........................................................ 28


SECTION 11. INDEMNITY AND INSURANCE.......................................... 30


SECTION 12. ADVERSE EXPERIENCES, RECALLS AND CONFIDENTIALITY................. 33


SECTION 13. WARRANTIES AND REPRESENTATIONS................................... 36


SECTION 14. TERM AND TERMINATION............................................. 38


SECTION 15. RIGHTS AND DUTIES UPON TERMINATION............................... 39


SECTION 16. ARBITRATION...................................................... 41


SECTION 17. GENERAL PROVISIONS............................................... 43


EXHIBIT LIST ................................................................ 47

                             DISTRIBUTION AGREEMENT

     THIS AGREEMENT is made and entered into this __ day of August, 2001 ("EFFECTIVE DATE") between BioTransplant, Incorporated, a Delaware Corporation, and its AFFILIATES Eligix, Inc. and BioTransplant International, having a place of business located at Building 75, 3rd Avenue, Charlestown NavyYard, Charlestown MA 02129 (hereinafter individually and collectively referred to as "BTI") and Gambro BCT, Inc. a Colorado corporation having its principal place of business at 10811 W. Collins Avenue, Lakewood, CO 80215 (hereinafter referred to as "DISTRIBUTOR").

     WHEREAS, BTI desires to enter into an exclusive arrangement with DISTRIBUTOR to distribute PRODUCT; and

     WHEREAS, DISTRIBUTOR desires to enter into such an arrangement, and

     NOW, THEREFORE, in consideration of the promises hereinafter made by them, the parties hereto, AGREE AS FOLLOWS:

SECTION 1. DEFINITIONS

     1.1 "AFFILIATE(S)" shall mean any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership with a party to the extent of greater than fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with such party.

     1.2 "DISPOSABLE TRANSFER PRICE(S)" means the purchase price(s) for DISPOSABLE PRODUCTS purchased by DISTRIBUTOR from BTI pursuant to this AGREEMENT and set forth in Exhibit B as amended from time to time in accordance with this AGREEMENT.

     1.3 "DISPOSABLE PRODUCTS" means those products supplied by BTI and listed in Exhibit A which are necessary to perform high density microparticle cell separation procedures, specifically including depletion chambers, collection bags, connecting tubings and reagents.

     1.4 "DISTRIBUTOR" means Gambro BCT, Inc. and its AFFILIATES.

     1.5 "EC" means the European Commission.

     1.6 "END USER" means a hospital, clinic, or other person or entity or physician that is treating patients, or a health management organization or other organization that does not do any further marketing and/or selling of PRODUCTS.

     1.7 "EQUIPMENT" means the HDM washing device and the HDM cell processor and other equipment and parts therefor described in Exhibit A.

     1.8 "EQUIPMENT TRANSFER PRICE" shall mean the purchase price of EQUIPMENT purchased by DISTRIBUTOR from BTI pursuant to this AGREEMENT, and set forth in Exhibit B as amended from time to time in accordance with this AGREEMENT.

     1.9 "EU" means the European Union as constituted during the term of this AGREEMENT.

     1.10 "FIELD" means stand-alone medical device PRODUCTS designed to achieve cell separation for stem or immune cell therapy and relying on the use of an immuno-reactant, but specifically excluding the immuno-adsorption product used solely in the treatment of autoimmune diseases, the rights to which have already been sold by DISTRIBUTOR to Fresenius.

     1.11 "JOINT COMMITTEE" OR "JC" means one of the Marketing Committees described in Section 3.1, as the case may be.

     1.12 "MARKET DEVELOPMENT PLAN" or MDP means the final marketing plan described in Section 3.2 of the AGREEMENT.

     1.13 "MARKETING STUDY(IES)" means any pre-clinical, clinical or other studies with respect to PRODUCTS except those required for initial CE mark approval.

     1.14 "NET SALES" means with respect to PRODUCT that sum determined by deducting from the [**] by DISTRIBUTOR or in the case of BTI pursuant to Section 2.1(a) for PRODUCT sold for use in the TERRITORY to an unaffiliated entity, in an arms length transaction: (I) [**] charges and [**] charges relating thereto included on such an invoice; (II) [**]; (III) [**], if any, [**], or [**], to the extent made; (IV) any and all [**], whether [**], to the extent made; and
(V) [**]; in each case determined in accordance with the seller's normal internal accounting practices and GAAP (or, in the case of a seller's non-United States business, international accounting standards.) For the avoidance of doubt in no event shall taxes based on seller's gross or net income be deducted in computing NET SALES hereunder.

     In the event that DISTRIBUTOR or its AFFILIATES sell to an entity that is an AFFILIATE and is not an END USER, then NET SALES shall be calculated based on the amount subsequently invoiced by the AFFILIATE to an END USER. In the event that a sale is made to an END USER that is an AFFILIATE of DISTRIBUTOR or, in the absence of a sale, DISTRIBUTOR or an AFFILIATE of DISTRIBUTOR is an END USER, then NET SALES for such sale or use shall be calculated based on the average price charged in the relevant country during the relevant period in an arm's length transaction with all THIRD PARTIES purchasing comparable quantities of the same PRODUCT who are END USERS. If there are no sales in a country to a THIRD PARTY who is an END USER, then NET SALES for such sale to or use by an AFFILIATE shall be calculated based on the price at which PRODUCT would be sold to an END USER that is a THIRD PARTY and if DISTRIBUTOR and BTI cannot agree to such price then such price shall be determined by arbitration pursuant to
Section 16.

     1.15 "OVERSIGHT COMMITTEE" means the Oversight Committee described in
Section 3.1.

     1.16 "PRODUCT(S)" means those DISPOSABLE PRODUCTS listed in Exhibit A, together with any new formulations thereof, and EQUIPMENT, including parts necessary for repair and replacement of the EQUIPMENT, and which are all listed in Exhibit A.

     1.17 "QUARTER" means each calendar quarter of a calendar year with the first calendar quarter beginning July, 2001.

     1.18 "REGION" means either (a) all countries of Europe or (b) all other countries in the TERRITORY, as the case may be.

     1.19 "SPECIFICATIONS" shall have the meaning set forth in Exhibit C as such specifications may be further modified or further detailed from time to time.

     1.20 "SUBDISTRIBUTOR" shall mean an entity other than an AFFILIATE through which DISTRIBUTOR routinely conducts its sales business for PRODUCTS in a particular country of the TERRITORY and which entity assumes the marketing, promotional, distribution and sales obligations of DISTRIBUTOR in any country. SUBDISTRIBUTOR excludes END USERS.

     1.21 "TERRITORY" shall mean all countries of the world except (a) the United States of America and its territories, commonwealths and possessions, (b) Canada and (c) Japan.

     1.22 "THIRD PARTY(IES)" shall mean a person or entity other than DISTRIBUTOR, BTI or their respective AFFILIATES.

     1.23 "TRADEMARK" shall have the meaning set forth in Section 10.

     1.24 "WARRANTY" means the warranty for EQUIPMENT which is set forth in Exhibit D.

     1.25 "YEAR" shall mean the 12-month period beginning on January 1, except that the initial YEAR shall extend from the EFFECTIVE DATE until December 31st of the calendar year of the EFFECTIVE DATE (such that it may include less than 12 months).

SECTION 2. GRANT OF DISTRIBUTION RIGHTS

     2.1 APPOINTMENT. Subject to the rights retained by BTI with respect to PRODUCT under this AGREEMENT, BTI hereby appoints DISTRIBUTOR and its AFFILIATES as the exclusive distributor and marketer of DISPOSABLE PRODUCTS alone and not in combination with other products as well as EQUIPMENT for use with DISPOSABLE PRODUCTS in the FIELD in the TERRITORY. All rights not expressly granted herein are expressly reserved by BTI. The distribution rights granted hereunder shall be non-transferable.

          (a) DISTRIBUTOR'S sole compensation under this Agreement shall be the profit it may realize from the resale of the PRODUCTS. If a customer in the TERRITORY is required by law to receive PRODUCTS directly from the manufacturer, DISTRIBUTOR may request that BTI invoice and ship PRODUCTS directly to such customer and BTI will do so if DISTRIBUTOR is not otherwise in breach of its obligations hereunder. In that event BTI shall pay to DISTRIBUTOR a commission of [**] of the [**] received by BTI for DISPOSABLE PRODUCTS, [**]; provided however if the customer in question fails to pay BTI for the PRODUCTS shipped when such payment is due, then DISTRIBUTOR will make such payment after deduction for the commission set forth above. DISTRIBUTOR waives any termination limitations or privileges including, but not limited to, compensation which might be afforded by law in any jurisdiction which deems such a commission to create a protected commercial agency relationship.

          (b) DISTRIBUTOR shall be fully responsible for the acts and conduct of its employees and its AFFILIATES and SUBDISTRIBUTORS and shall indemnify and hold BTI harmless from all claims, liabilities and damages arising out of any activities or conduct of such entities which are in breach of this Agreement as set forth in Section 11 of this Agreement.

          (c) DISTRIBUTOR shall have no authority to enter into any contracts or binding commitments, or to alter any of BTI's warranties, in BTI's name or on behalf of BTI. DISTRIBUTOR shall not sign BTI's name to any commercial paper or contract or other document.

          (d) DISTRIBUTOR acknowledges that the name and reputation of BTI and of the PRODUCTS constitute valuable assets of BTI and shall use its best efforts to maintain and enhance the reputation and acceptance of BTI's name and the PRODUCTS in dealing with THIRD PARTIES.

          (e) BTI will advise DISTRIBUTOR of inquiries which BTI receives from potential customers for the PRODUCTS within the TERRITORY. DISTRIBUTOR agrees not to advertise or otherwise seek customers for the PRODUCTS or to sell PRODUCTS or otherwise place PRODUCTS with an END USER outside the TERRITORY without BTI's prior written consent, and shall not establish any branch or maintain any distribution facility for purposes of promoting or facilitating sale of the PRODUCTS outside the TERRITORY except as permitted by this Agreement. Nevertheless, DISTRIBUTOR will advise BTI of inquiries which DISTRIBUTOR receives from potential customers for the PRODUCTS outside the TERRITORY.

          (f) In the event any person or entity to whom DISTRIBUTOR sells PRODUCT attempts to resell such PRODUCT outside the TERRITORY, then at the request of BTI, DISTRIBUTOR shall take appropriate action to attempt to prevent such resales of PRODUCT.

     2.2 COMPETITIVE PRODUCTS. During the term of this AGREEMENT, DISTRIBUTOR agrees that DISTRIBUTOR will not develop or manufacture for, or clinically test, market or distribute in, any country of the TERRITORY in which it at that time retains distribution rights under this AGREEMENT any product(s) or combinations thereof which is/are competitive with the PRODUCT. This restriction shall not apply to products for use in the treatment of inflammatory conditions such as sepsis, shock, multiple organ failure or post-surgical complications; or to stem cells used to produce tissue cells such as renal, hepatocyte and islets.

Notwithstanding the foregoing this provision shall only be applicable in the EU for the first five years of this AGREEMENT; provided, however, that in the event that DISTRIBUTOR elects to market or distribute competitive products in the EU as set forth above after the applicable five year period, DISTRIBUTOR'S appointment under Section 2.1(a) in the EU shall become non-exclusive for the remainder of the term of this AGREEMENT.

     2.3 LIMITATIONS ON DISTRIBUTOR.

          (a) DISTRIBUTOR agrees that DISTRIBUTOR (I) will sell and distribute PRODUCT only in countries of the TERRITORY for which DISTRIBUTOR retains distribution rights under this AGREEMENT; and (II) will sell PRODUCT in the TERRITORY only under the TRADEMARK.

          (b) DISTRIBUTOR agrees to distribute PRODUCT only in accordance with the terms, conditions and purposes of this AGREEMENT.

     2.4 SUBDISTRIBUTORS. DISTRIBUTOR intends to sell PRODUCT through its AFFILIATES in countries where DISTRIBUTOR has AFFILIATES in the TERRITORY. DISTRIBUTOR is authorized to sell product in the TERRITORY through existing and new SUBDISTRIBUTORS who sell a broad line of DISTRIBUTOR'S products; provided that DISTRIBUTOR may not sell through SUBDISTRIBUTORS who sell only the BTI line of PRODUCTS without the written consent of BTI, which shall not be unreasonably withheld; and provided further that the terms agreed upon with such SUBDISTRIBUTOR shall also be subject to the approval of BTI and the terms under which all other SUBDISTRIBUTORS sell BTI PRODUCTS shall be provided to BTI. Any additional costs associated with the use of SUBDISTRIBUTORS will be borne by DISTRIBUTOR. DISTRIBUTOR agrees that during the term of this AGREEMENT sales to SUBDISTRIBUTORS shall amount to no more than [**] percent of total sales of PRODUCTS made by DISTRIBUTOR. DISTRIBUTOR also agrees that its discount schedule to SUBDISTRIBUTORS will not unfairly favor DISTRIBUTOR's products over the PRODUCTS.

     2.5 OTHER DISTRIBUTOR DUTIES. DISTRIBUTOR shall have the following additional duties:

          (a) Use its best efforts and devote such times as is necessary to obtain necessary government approvals (other than the CE mark) to sell PRODUCTS throughout the TERRITORY and thereafter to market and sell the PRODUCTS and develop a profitable market for them throughout the TERRITORY, including arranging for and funding MARKETING STUDIES and any necessary registration trials for PRODUCTS in the TERRITORY and paying to BTI at DISTRIBUTOR's non-creditable cost in accordance with Section 7.2(b) [**] the TRANSFER PRICE set forth in this AGREEMENT for PRODUCTS used for such trials. DISTRIBUTOR will keep BTI regularly advised concerning its progress and activities relative to obtaining necessary government approvals.

          (b) Maintain and utilize such personnel, organization and facilities as will be competent and adequate to (1) meet the market demand for sales, clinical support, technical support, scientific resources, logistics and quality assurance for PRODUCTS throughout the TERRITORY and (2) generate market demand for PRODUCTS through diligent advertising and promotion, customer awareness and education programs, commissioning and conduct of MARKETING STUDIES and necessary registration trials, and securing government, private insurance coverage and/or hospital allowance and reimbursement, if any for PRODUCT sales throughout the TERRITORY.

          (c) Furnish quarterly reports as set forth in Section 5.3 herein which are intended to provide BTI and the JCs with sufficient market information to enable BTI to meet its duties as a manufacturer and developer of medical device products under the Medical Device Directives. It is understood that BTI has no control over final prices charged by DISTRIBUTOR.

          (d) Not modify or alter the PRODUCTS or labeling in any way without the prior written approval of BTI.

          (e) Provide full traceability of the PRODUCTS to its customers by PRODUCT code number and by PRODUCT serial number or PRODUCT lot number as appropriate to each PRODUCT.

          (f) Provide BTI with information on complaints about the PRODUCTS as such information is received. A complaint is considered to be any oral or written expression of dissatisfaction with the identity, quality, durability, reliability, safety, effectiveness or performance of a PRODUCT. Any complaint involving injury or death will be immediately reported to BTI.

          (g) Assume full responsibility for its own sales, and all credit risks including those sales required to be made by BTI under Section 2.1(a).

          (h) Assume responsibility for development, translation and printing of all promotional literature in the TERRITORY, provided that DISTRIBUTOR shall provide BTI with timely opportunity to review and approve all such promotional literature to ensure consistency with regulatory approvals in the TERRITORY and other areas of the world; provided that BTI shall be responsible for the development of a standard, global sales brochure for each PRODUCT, including text and layout excepting DISTRIBUTOR'S identity, with printing, stocking and distribution costs to be borne by DISTRIBUTOR.

          (i) Bear the cost of shipment and installation of PRODUCTS at customer sites and bear the cost of shipping, labor (including PRODUCT repair) and reinstallation associated with warranty service of PRODUCTS. All parts repaired under warranty shall be returned at BTI's expense in a timely manner to BTI, and if BTI determines that such parts are defective, it shall credit the EQUIPMENT TRANSFER PRICE for such parts against future invoices to DISTRIBUTOR.

          (j) Provide PRODUCT service to customers, excluding parts under WARRANTY from BTI, at no cost to such customers for the first twelve (12) months after purchase of PRODUCTS and thereafter provide to customers such service at fair and reasonable costs determined by DISTRIBUTOR, including a guarantee by DISTRIBUTOR of restoration of interrupted service within twenty four (24) hours in all countries of the EU REGION except in Italy and Spain where such guarantee shall be within forty eight (48) hours and in accordance with DISTRIBUTOR's standard practice in all other parts of the TERRITORY.

          (k) Be responsible for the cost of installing any upgrades to customer software developed by DISTRIBUTOR or BTI and necessary as determined by the JC to enhance functionality or increase versatility of the PRODUCT.

     2.6 OTHER BTI DUTIES AND RIGHTS: BTI shall have the following additional duties:

          (a) Maintain and utilize such personnel, organization and facilities as will be adequate to manufacture sufficient PRODUCTS to generate and meet the market demand for sales and to provide reasonable technical and marketing support for DISTRIBUTOR in the TERRITORY.

          (b) Provide PRODUCTS to DISTRIBUTOR at the price set forth in Section 2.5(a) for MARKETING STUDIES in the TERRITORY.

          (c) Bear the expenses associated with any recall of PRODUCTS in the TERRITORY as provided for in Section 12; provided that BTI shall in no event be liable for any indirect or consequential damages related thereto.

          (d) Obtain CE marking by performing pre-clinical studies and providing quality system documents for all PRODUCTS to be sold in the EU and provide such technical support and documentation as DISTRIBUTOR may reasonably require in order to obtain government approvals to sell the PRODUCTS throughout the TERRITORY.

          (e) Have the right, but not the obligation to co-promote the PRODUCTS in any REGION of the TERRITORY, including the right, with or without DISTRIBUTOR representatives present, to call on customers, exhibit PRODUCTS at trade shows, participate in grand rounds and medical conferences, and to provide information about the PRODUCTS to potential customers; provided that BTI shall inform DISTRIBUTOR in a timely fashion of any resultant sales leads or related revenue opportunities for PRODUCTS arising from such activities. BTI shall also have the right to participate, at its own expense, in any sales calls by DISTRIBUTOR or educational or promotional meetings sponsored or controlled by DISTRIBUTOR. Notwithstanding this right, the parties shall seek to coordinate such activities of BTI staff through the activities of the JC. To the extent that BTI employees in the EU are engaged in support activities for PRODUCTS, at any time within twelve (12) months from the EFFECTIVE DATE, BTI agrees to discuss with DISTRIBUTOR the transfer of such employees to DISTRIBUTOR'S payroll; provided that BTI reserves the right to maintain its own employees in the TERRITORY during the term of this AGREEMENT.

          (f) Nothing herein shall be deemed to prevent BTI from selling any other products in the TERRITORY, including any products related to high density microparticle technology which are not listed in Exhibit A, as amended from time to time by mutual agreement. The parties specifically acknowledge that DISPOSABLE PRODUCTS in combination with other products and products similar to or substantially identical to the DISPOSABLE PRODUCTS included in Exhibit A but which are indicated for use or sale in combination with other therapeutic products are to be reserved for the benefit of BTI.

          (g) Provide DISTRIBUTOR'S service personnel with reasonable technical training for the proper use and maintenance of PRODUCTS, at a mutually agreed upon location and at mutually agreeable dates. For this purpose BTI will pay for the expenses of its personnel and DISTRIBUTOR will pay for all other expenses.

          (h) Provide reasonable marketing and sales training and PRODUCT information to DISTRIBUTOR'S sales personnel at a mutually agreed upon location and at mutually agreeable dates. For this purpose BTI will pay the expenses of its personnel and, unless BTI and DISTRIBUTOR have agreed otherwise in advance, DISTRIBUTOR shall bear all other expenses associated with the training.

          (i) Notwithstanding Section 2.5(h), supply DISTRIBUTOR, at no charge, with the formatted text of any standard product information in the English language and other advertising material, sales literature and instructions, also in the English language, which BTI may have developed and as BTI and DISTRIBUTOR deem appropriate to assist DISTRIBUTOR in the promotion, sale and service of the PRODUCTS in the TERRITORY. Quantities of such printed materials as may be available from BTI may be purchased from BTI at BTI's cost. BTI shall also supply with each set of equipment sold by DISTRIBUTOR pursuant to this AGREEMENT one copy of an END USER'S manual intended for use by the customer, which shall be translated by BTI into up to five European languages (the specific languages to be determined at the JCs' discretion) and shall also provide DISTRIBUTOR with up to five total sets of PRODUCT service materials in English, including appropriate diagrams and schematics, to enable DISTRIBUTOR to carry out service at one or more centralized facilities. DISTRIBUTOR shall have the right, at its expense, to translate any or all of BTI's sales, promotional, PRODUCT use instructions or PRODUCT service materials into the various languages appropriate to support marketing efforts in the TERRITORY and shall have responsibility for ensuring the accuracy of any translation; however BTI shall own the rights to the translated materials including, but not limited, to any copyrights therein and shall be provided with timely opportunity to review and shall have the right to approve all marketing and PRODUCT service materials and information developed and used by DISTRIBUTOR in the marketing of PRODUCTS. All such rights shall be assigned by DISTRIBUTOR to BTI. Unless otherwise agreed, any other advertising and promotional expenses shall be paid by DISTRIBUTOR.

          (j) Be responsible for the cost of installing any revisions to customer software developed by BTI or DISTRIBUTOR and necessary as determined by the JC to improve the reliability (i.e., to assure consistent performance to design specifications) of the PRODUCT.

SECTION 3. JOINT COMMITTEE AND OVERSIGHT COMMITTEE

     3.1 JOINT COMMITTEE.

          (a) Promptly after the EFFECTIVE DATE, DISTRIBUTOR and BTI shall assemble two (2) Joint Committees, one for a REGION encompassing all countries of Europe and a second for a REGION encompassing all other countries in the TERRITORY, with each consisting of appropriate personnel from both companies to oversee the market development of the PRODUCT in those REGIONS, including regulatory approval, clinical development, marketing and selling.

          (b) Each JC shall consist of at least four (4) members, two (2) of whom shall be appointed by each party hereto. The presence of at least two
     (2) members, one (1) of whom shall have been selected by each party, shall constitute a quorum for purposes of action by the JC. Each JC will meet at least once each QUARTER and at such other times during the term as shall be mutually agreed.

          (c) Decisions of a JC shall be by unanimous approval, with an equal number of representatives of both DISTRIBUTOR and BTI voting on the matter; provided, however, if a JC cannot reach agreement on a matter, an OVERSIGHT COMMITTEE consisting of the two most senior executive officers of each party, each with overall responsibility for the PRODUCT, is established and the dispute shall be referred to such committee, who shall meet promptly and enter into good faith negotiations for a period of time reasonable to the circumstances to resolve the dispute.

          (d) In the event the OVERSIGHT COMMITTEE is unable to reach agreement on a matter, unless otherwise specifically provided herein the issue shall be referred to alternative dispute resolution in accordance with Section 16 of this AGREEMENT.

     3.2 MARKETING

          (a) By no later than October 1 of each calendar year, DISTRIBUTOR shall prepare and submit to each JC proposed detailed marketing plans for the applicable REGION and for each country of such REGION, such plans to include plans related to the pre-launch, launch, post-launch, and associated promotion and sale of PRODUCT. In support of such plan DISTRIBUTOR agrees that its commission structure for its sales and marketing force will not unfairly favor DISTRIBUTOR's products over the PRODUCTS.

          Each JC shall discuss such plan, including any proposed amendments and/or additions thereto, and shall decide upon a final plan by November 1 of the YEAR in which the plan is submitted. The final plan for PRODUCT approved by a JC is the MARKET DEVELOPMENT PLAN (MDP) for the following YEAR. The approved MDP shall provide for

          o    a national selling effort,

          o inclusion in DISTRIBUTOR'S annual action plan and in DISTRIBUTOR's sales training plan,

          o the price to END USERS and SUBDISTRIBUTORS as determined solely by DISTRIBUTOR for each PRODUCT in each country,

          o estimates of PRODUCT to be ordered for the YEAR taking into account Section 3.3(c),

          o a budget for selling, marketing and other expenses for the PRODUCT for the YEAR,

          o    a staffing plan for all countries in the TERRITORY,

          o    an outline of marketing and detail strategies and tactics,

          o MARKETING STUDIES, and other post regulatory approval studies, if any, for PRODUCT, including a delineation of the roles and responsibilities of the field personnel of both parties,

          o and any other information reasonably requested by a member of the applicable JC.

          Once approved, an MDP for a YEAR can be amended only by a decision of the applicable JC. Each JC shall make reasonable amendments to the MDP as required by a change in circumstances warranting such change, such as, for example, unanticipated changes in the market for or availability of PRODUCT.

          In addition to approval of the MDP, each JC shall discuss, review and monitor marketing of PRODUCT in accordance with the MDP therefor, discuss future planning for the marketing of PRODUCT, and coordinate and implement any required recall of PRODUCT. It is specifically understood, however, that the management and direction of marketing and sales activities and the implementation of the MDP shall be managed by DISTRIBUTOR rather than the JC.

          (b) Any claim, message or other material part of promotional materials, samples, advertising, package inserts, labels and materials for training sales representatives with respect to PRODUCT, which has not previously been approved by BTI, shall be submitted to BTI for its review and approval prior to use by DISTRIBUTOR.

          (c) DISTRIBUTOR shall be responsible for providing advice to BTI and the appropriate JC with respect to obtaining regulatory approval, where BTI has responsibility for obtaining such approval and with respect to regulatory compliance of PRODUCT in the TERRITORY.

     3.3 DISTRIBUTOR COMMERCIALIZATION.

          (a) DISTRIBUTOR shall launch the PRODUCT(S) in each REGION within ninety (90) days after such PRODUCT has received CE marking and is made available by BTI; provided that DISTRIBUTOR shall launch the B Cell-HDM PRODUCTS and accompanying EQUIPMENT in the EU within thirty (30) days of the EFFECTIVE DATE of this Agreement. For the avoidance of doubt, in countries where regulatory approval and/or pricing approval is required, DISTRIBUTOR shall launch PRODUCT within ninety (90) days after such regulatory approval and pricing approval (as applicable) is obtained.

          (b) After launch of PRODUCT in a country, DISTRIBUTOR agrees to devote its best efforts to market and optimize sales of PRODUCT in such country as provided for in Section 2.5. In the event BTI believes in good faith that DISTRIBUTOR has failed to meet its obligations in this Section 3.3 or in Section 2.5(a) in any REGION, BTI shall notify DISTRIBUTOR of the nature of such failure. If within sixty (60) days after such notice DISTRIBUTOR has not undertaken actions which BTI agrees would cure such failure in a commercially reasonable period of time, BTI shall have the option to terminate this AGREEMENT with respect to such REGION.

          (c) In addition to DISTRIBUTORS obligations under Section 3.3(b) for each REGION, (i) at least six (6) months prior to expected approval of PRODUCT for sale in such country, and thereafter (ii) no later than October 1 prior to the start of each applicable YEAR, the JC for the applicable REGION shall meet and agree to the minimum number of units of PRODUCTS to be purchased by DISTRIBUTOR for each YEAR in each country of a REGION in which registration approval of PRODUCT has been obtained, which shall be [**] of the estimate for the YEAR as established in accordance with section 3.2(a). In the event the JC for a particular REGION is unable to agree on the estimate for the YEAR, DISTRIBUTOR shall purchase sufficient units of PRODUCTS in the aggregate equivalent to [**] of the sales volume of such PRODUCTS sold during the previous YEAR times the following multipliers (weighting each PRODUCT based on the YEAR of its approval):

          o    for the second full YEAR after the approval of a PRODUCT, [**];

          o    for the third full YEAR after the approval of a PRODUCT, [**];

          o    thereafter, [**].

          It is understood that there shall be [**]

          (d) In the event that DISTRIBUTOR meets DISTRIBUTOR'S obligations under Section 3.3(b) but still does not meet the minimum requirements determined in accordance with Section 3.3(c) in a REGION for any [**] consecutive YEARS then BTI shall have the option to terminate this AGREEMENT with respect to such REGION upon sixty (60) days written notice.

SECTION 4. PRODUCT SUPPLY AND DISTRIBUTION

     4.1 PURCHASE OF PRODUCT.

          (a) Subject to Sections 4.2(b) and 4.5, BTI shall sell and DISTRIBUTOR shall purchase an amount of PRODUCT equal to DISTRIBUTOR'S requirements in the TERRITORY, but in no event shall DISTRIBUTOR purchase less than the minimum number of units of PRODUCT provided in Section 3.3. The PRODUCT shall be purchased and delivered as finished PRODUCT except in such case as BTI shall ship PRODUCT to DISTRIBUTOR prior to QA release with written notice to DISTRIBUTOR to quarantine such PRODUCT pending notification of final QA release by BTI. In that case, DISTRIBUTOR agrees that it will quarantine such PRODUCT and not ship it to END USERS until DISTRIBUTOR receives written release from BTI..

          (b) Subject to availability of PRODUCT from BTI, DISTRIBUTOR shall maintain sufficient inventories of PRODUCT to enable DISTRIBUTOR to effectively satisfy demand for PRODUCT in the TERRITORY.

     4.2 FORECASTS.

          (a) DISTRIBUTOR shall provide BTI and the JC with the best available information regarding PRODUCT sales and inventory, as well as a [**] by PRODUCT code on the fifteenth business day of each QUARTER with the amount specified for each month of the next QUARTER being a binding order for that month. This forecast must be approved by the JC and shall be consistent with the estimate for the YEAR as determined pursuant to
     Section 3.2(a). The amount specified for each month that is a binding order for that month pursuant to this Section 4.2 shall not differ (increase or decrease) by more than [**] from the amount specified in the rolling forecast for that month that is provided in the QUARTER that immediately precedes the rolling forecast for the QUARTER in which the order becomes binding. PRODUCT ordered as a binding order for a month shall be delivered as soon as reasonably practical; provided that no more than [**] of the YEAR'S estimate shall be a binding order for any one month. In the event DISTRIBUTOR's order exceeds such amount, BTI will use reasonable commercial efforts to accommodate any such order.

          (b) BTI shall not be required to sell or deliver an amount of PRODUCT in a month greater than [**] of the binding order for the month or [**] of the binding order at such time as DISTRIBUTOR's minimums are calculated in accordance with the default formula set forth in Section 3.3(c), but shall use reasonable commercial efforts to accommodate any such order.

     4.3 FORM OF ORDER. DISTRIBUTOR'S orders shall be made pursuant to a purchase order which is in a form mutually acceptable to the parties. BTI shall use all reasonable efforts to notify DISTRIBUTOR within ten (10) days from receipt of an order of its ability to fill any amounts of such order in excess of the quantities that BTI is obligated to supply. No terms contained in any purchase order, acknowledgment or similar standardized form shall be construed to amend or modify the terms of this AGREEMENT and in the event of any conflict, this AGREEMENT shall control unless expressly agreed in writing.

     4.4 PRODUCT REJECTION. If inspection by DISTRIBUTOR reveals that the PRODUCT supplied by BTI under this AGREEMENT is damaged goods or in any other regard fails to conform to the applicable SPECIFICATIONS or to the provisions of
Section 4.8 of this AGREEMENT, or in the event such non-conformity is determined by the END USER promptly after receipt or use by such END USER (except that the END USER's reason for rejection may not be based on expiration of a PRODUCT if the PRODUCT had a reasonable remaining shelf life at the time the PRODUCT was delivered to DISTRIBUTOR), DISTRIBUTOR shall notify BTI no later than fifteen
(15) days after DISTRIBUTOR's receipt of PRODUCT or after notice from such END USER, as the case may be, and DISTRIBUTOR shall present reasonable evidence to BTI of such nonconformity or damages. If BTI does not receive such notification within fifteen (15) days such PRODUCT shall be deemed acceptable and accepted. BTI shall replace, at no additional expense to DISTRIBUTOR, such non-conforming PRODUCT with new PRODUCT which does conform within fifteen (15) days after receipt of DISTRIBUTOR'S notification under this Section. BTI may analyze any unit of PRODUCT rejected by DISTRIBUTOR for nonconformity and if it is objectively established that the PRODUCT was conforming, then DISTRIBUTOR shall be responsible for payment for any such units of PRODUCT. If the parties do not agree, then the parties shall commission a mutually acceptable qualified independent laboratory to resolve the matter. BTI shall give DISTRIBUTOR written instructions as to how DISTRIBUTOR should dispose of any non-conforming material at BTI's expense, and such instructions shall comply with all appropriate governmental requirements.

     4.5 SHORTAGE OF SUPPLY. DISTRIBUTOR acknowledges that BTI is manufacturing PRODUCT through subcontractors and if at any time BTI becomes unable to supply worldwide requirements for the PRODUCT, or becomes aware that it will be unable to supply, it shall promptly notify DISTRIBUTOR in writing. In such event, the OVERSIGHT COMMITTEE shall immediately meet to address the problem, including locating alternative suppliers and facilities to increase production and identifying other actions necessary to resolve the problem. BTI shall take all reasonable actions to alleviate the shortage and, if applicable, shall reasonably allocate any PRODUCT during any shortage.

     4.6 SPECIFICATIONS AND REMEDIES. With respect to PRODUCT sold to DISTRIBUTOR, the PRODUCT will comply with the SPECIFICATIONS and be produced in accordance with the applicable rules and regulations of the regulatory authorities in the respective country of the TERRITORY, where the PRODUCT is produced. DISTRIBUTOR'S sole and exclusive remedy, and BTI's exclusive liability, for breach of this Section 4.6 and Section 4.4 is recovery of the price paid for PRODUCT (if BTI is unable to replace said PRODUCT) plus any out of pocket expenses incurred by DISTRIBUTOR or its AFFILIATE in recovering, testing and returning or disposing of non-conforming PRODUCT. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, BTI MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO PRODUCTS INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

     4.7 TITLE AND RISK OF LOSS. All sales of PRODUCT shall be F.O.B. the production facility designated by BTI, including BTI's own or contracted facilities.. Title and risk of loss or damage to PRODUCT shall pass to DISTRIBUTOR upon delivery of PRODUCT to the carrier designated by the DISTRIBUTOR. DISTRIBUTOR shall pay the cost and expense of transportation and insurance directly to the carrier. The cost for all necessary consular and similar documents and approvals shall be borne by DISTRIBUTOR. DISTRIBUTOR expressly releases BTI for any loss or damage arising from delays in delivery of PRODUCTS by the carrier designated by DISTRIBUTOR.

     4.8 PACKAGING AND SHIPPING: PRODUCTS will be packed for shipping in packaging appropriate to maintain the necessary temperature during shipping and any anticipated storage period under PRODUCT SPECIFICATIONS. BTI will use commercially reasonable efforts to ensure that, at the time of delivery to the carrier, the PRODUCTS will have a remaining shelf life of [**] PRODUCT life but no less than (i) [**] during the first [**] this AGREEMENT is in effect; (ii) [**] during the next [**] period; and (iii) [**] thereafter. If during the first [**] after the EFFECTIVE DATE BTI has shipped PRODUCT with a shelf life of less than [**] and DISTRIBUTOR is unable to sell such PRODUCT prior to its expiration, BTI will replace such expired PRODUCT at a price which equals BTI's actual cost to manufacture.

SECTION 5. PRICE FOR PRODUCTS

     5.1 PRICE.

          (a) BTI shall sell and DISTRIBUTOR shall purchase PRODUCTS at a price payable in U.S. dollars equal to the EQUIPMENT TRANSFER PRICE and the DISPOSABLE TRANSFER PRICE in effect at the time of the sale.

          (b) Additionally, DISTRIBUTOR shall pay to BTI, on a REGION by REGION basis, the difference, if any, between the DISPOSABLE TRANSFER PRICE of PRODUCTS and [**] of the NET SALES of such PRODUCTS sold by DISTRIBUTOR during each QUARTER.

          After a DISPOSABLE PRODUCT has been commercially available for [**], either party may request that the JC approve an adjustment in the TRANSFER PRICE of such PRODUCT and thereafter may request an adjustment [**] so long as this AGREEMENT remains in effect if the following conditions exist.

               (i) BTI may request that the JC approve an increase in the DISPOSABLE TRANSFER PRICE and/or the EQUIPMENT TRANSFER PRICE (so long as after such increase the DISPOSABLE TRANSFER PRICE of PRODUCTS will not be greater than [**] of the NET SALES for such PRODUCTS during the previous six (6) month period) if the cost of components for PRODUCTS increases by more than [**] from the cost as of the EFFECTIVE DATE or the most recent increase in the TRANSFER PRICE for PRODUCTS included in Exhibit B.

               (ii) DISTRIBUTOR may request that the JC decrease the DISPOSABLE TRANSFER PRICE up to [**] of the then applicable DISPOSABLE TRANSFER PRICE for the next twelve (12) month period but DISTRIBUTOR may not receive more than [**] price reductions of [**] (as calculated above) during the term of this AGREEMENT. To be eligible for any such price decrease, DISTRIBUTOR must demonstrate that, based on DISPOSABLE PRODUCT NET SALES during the most recent six (6) month period, the DISPOSABLE TRANSFER PRICE was greater than [**] of the NET SALES of such PRODUCTS to END USERS.

     Upon approval of any request to modify the DISPOSABLE TRANSFER PRICE and/or the EQUIPMENT TRANSFER PRICE, Exhibit B shall be amended to include the new TRANSFER PRICES for PRODUCTS.

     5.2 PAYMENT FOR PRODUCTS. The portion of the price for PRODUCTS set forth in Section 5.1(a) shall be due and payable within forty five (45) days of the later of shipment or BTI's invoice of the PRODUCT. The portion of the price for PRODUCT set forth in Section 5.1(b) shall be paid within forty-five (45) days after the QUARTER in which PRODUCT is sold by DISTRIBUTOR or its AFFILIATES or its or their SUBDISTRIBUTORS. In the event DISTRIBUTOR fails to make any payment when due, in addition to any other remedies BTI may have, DISTRIBUTOR shall pay the lesser of one and one-half percent (1 1/2%) interest per month, or the highest rate permitted by applicablE law. BTI shall not be deemed to be in breach of this Agreement or any purchase order issued hereunder by failing to ship PRODUCTS if

DISTRIBUTOR has a past due balance owed to BTI and DISTRIBUTOR shall pay BTI for any costs incurred in collecting such past due unpaid balance.

     5.3 DELIVERY OF ACCOUNTING.

          (a) Within forty-five (45) days after the end of each CALENDAR QUARTER, DISTRIBUTOR shall deliver to BTI a full and accurate written accounting with respect to PRODUCT sold in the TERRITORY on a REGION by REGION basis as follows:

               (i) Quantity and price of each PRODUCT sold by product code (by country) to each customer by DISTRIBUTOR and its AFFILIATES and, if applicable, their SUBDISTRIBUTORS. This accounting shall include information related to reductions based on EQUIPMENT sales, including discounts or amortization relative to EQUIPMENT.

               (ii) Gross sales (by country and customer) in the same local currency in which DISTRIBUTOR's prices are published.

               (iii) Calculation of NET SALES (by country and customer) in the same local currency in which DISTRIBUTOR's prices are published.

               (iv) Exchange rates for converting each local currency into U.S. Dollars for each month of the QUARTER utilizing the method set out in section 6.1.

               (v) Aggregate NET SALES in U.S. dollars in each country and REGION, using conversion rates identified in paragraph (iv) above.

               (vi) Amount of DISPOSABLE TRANSFER PRICE paid to BTI under
          Section 5.1(a).

               (vii) Calculation of total net compensation payable to BTI under
          Section 5.1(b).

               (viii) Any other information reasonably requested by BTI and in the possession of DISTRIBUTOR.

          (b) Beginning and ending inventories for PRODUCT in each country for each YEAR shall be provided to BTI by DISTRIBUTOR within sixty (60) days after the end of the applicable YEAR.

     5.4 BTI AUDIT RIGHTS. DISTRIBUTOR shall keep, and shall cause its AFFILIATES and its and their SUBDISTRIBUTORS to keep, complete and accurate records of the accounting items of 5.3(a)(i) through 5.3(a)(viii), such records to be in a form required under U.S. Generally Accepted Accounting Principles
(GAAP) (or IAS if applicable), consistently applied. BTI shall have the right at its expense on reasonable advance notice to examine such records, in Lakewood, Colorado USA or such other location where such records are maintained in the usual course of business, through a certified public accountant or other representative reasonably acceptable to DISTRIBUTOR during regular business hours during the life of this AGREEMENT and for one (1) year after its termination; provided, however, that such examination shall not take place more often than twice a year and shall not cover such records for more than the preceding three (3) years and provided further that such accountant shall report to BTI only as to the accuracy of the records and details with respect thereto. In the event that such inspection reveals that, for the applicable period, the amounts paid to BTI, pursuant to Sections 5.1(a) and (b) is less than the amounts that should have been paid to BTI, DISTRIBUTOR shall pay such deficiency to BTI plus interest as provided in Section 5.2, and if such payments are at least ten percent (10%) less than the payments that should have been made, then DISTRIBUTOR shall also pay the reasonable cost of such inspection.

SECTION 6. PAYMENTS

     6.1 U.S. DOLLARS. All sums due under this AGREEMENT shall be payable in U.S. dollars. Monetary conversion from the currency of a foreign country, in which PRODUCT is sold, into United States currency shall be calculated as follows:

          (a) From the EFFECTIVE DATE through December 31, 2001, the actual exchange rate as published by Reuters for each month during such period;

          (b) For the YEAR 2002 and each YEAR thereafter, as determined by BTI during the final quarter of the previous YEAR, either in accordance with the standard method used internally by DISTRIBUTOR for making such conversions or the actual exchange rate as published by Reuters for each month during the relevant YEAR.

     6.2 FEES. DISTRIBUTOR shall:

          (a) Pay to BTI an initial fee of four Million Dollars ($4,000,000) on the EFFECTIVE DATE of this Agreement, in consideration of which fees DISTRIBUTOR has been granted the rights set forth herein in the TERRITORY.

          (b) At such time as BTI notifies DISTRIBUTOR in writing that any DISPOSABLE PRODUCT listed in Exhibit A has been granted the CE Mark and is ready for delivery, DISTRIBUTOR shall pay BTI an additional fee of [**] per PRODUCT. The parties acknowledge that CE mark approval has been obtained for the first such PRODUCT and that the fee set forth herein is payable on the EFFECTIVE DATE with respect to such PRODUCT.

          (c) An additional fee of [**] will also be paid by DISTRIBUTOR for the BrCa-HDM breast tumor PRODUCT listed in Exhibit A upon any [**] for [**] based on [**] from a [**] commitment to diligently develop the BrCa-HDM breast tumor PRODUCT.

          (d) In the event that during the term of this AGREEMENT BTI determines to develop or release additional products in the FIELD, BTI shall notify DISTRIBUTOR and DISTRIBUTOR shall have an option to add such products to this AGREEMENT in the TERRITORY upon payment of an additional fee of [**] per product line, payable upon exercise of DISTRIBUTOR'S option, and an additional fee upon the granting of the CE mark for any such PRODUCT of [**] of the cumulative [**] year revenue forecast for such PRODUCTS in the TERRITORY (as determined by the JCs in good faith). In the event DISTRIBUTOR fails to exercise its option hereunder within sixty (60) days after notification by BTI, the option will expire and BTI shall be free to offer or grant such rights to a THIRD PARTY on whatever terms it chooses or to commercialize such products itself. The additional fee for a new use of an antibody used in a DISPOSABLE PRODUCT already listed in Exhibit A shall be determined by the parties in good faith at the time BTI determines to develop or release a product for such new use. In the event that the number of bone marrow transplants for the treatment of breast cancer reach [**] in Europe within [**] of the EFFECTIVE DATE of this

     AGREEMENT as determined by the European Bone Marrow Transplant Group Registry, adjusted upward to reflect the percentage, as specified by the EBMT Registry of non-reporting transplant groups, then DISTRIBUTOR shall within thirty (30) days of publication of such determination pay BTI the sum of [**]; provided, however, that BTI will refund such payment if BTI has not received a CE mark for the breast cancer PRODUCT within [**] after the EFFECTIVE DATE.

          (e) All of the sums payable hereunder shall be payable by DISTRIBUTOR from its principal place of business in the United States and DISTRIBUTOR acknowledges that none of such payments are subject to withholding taxes and therefore shall be paid in full when due.

SECTION 7. DEVELOPMENT

     7.1 PRODUCT DEVELOPMENT. During the term of the AGREEMENT, BTI shall use commercially reasonable efforts to achieve CE mark approval of PRODUCT from the appropriate agency permitting sale under the Medical Device Directives in the EU and shall keep the JC reasonably informed of its activities. In the event such approval is not obtained , the sole and exclusive remedy shall be deletion of the PRODUCT in question from this AGREEMENT.

     7.2 REGULATORY COST IN THE TERRITORY.

          (a) BTI shall be responsible for the entire cost and expense of performing pre-clinical studies and providing quality system documents necessary to obtain CE mark approval for PRODUCTS requiring such approval from the EC in Europe.

          (b) If the JC decides to conduct any additional post regulatory approval studies in the EU or any such study is required for PRODUCT registration or reimbursement in a sub-region of the TERRITORY, then on an ongoing basis, DISTRIBUTOR shall pay the entire cost and expense of such studies. DISTRIBUTOR shall have the right to credit [**] of any amounts paid by DISTRIBUTOR under this Section 7.2(b) with respect to PRODUCT for a country against the next quarterly payment pursuant to Section 5.1(b) and, if not fully credited, then against any amounts due from DISTRIBUTOR to

     BTI thereafter. DISTRIBUTOR will provide such PRODUCTS free of charge to END USERS for use in the study and will not sell such PRODUCTS directly or indirectly.

          (c) Any studies for which BTI has contracted as of the EFFECTIVE DATE shall be deemed approved by the JC and subject to DISTRIBUTOR sharing [**] the cost of PRODUCT to be used in such studies after the EFFECTIVE
     DATE. DISTRIBUTOR shall manage such studies, but shall not be responsible for any other costs or funding associated with such studies.

          (d) If clinical studies are required for CE mark approval in the EU due to changes in the laws or regulations of any sub-region, the JC will determine in good faith how the costs of such studies should be shared by BTI and DISTRIBUTOR.

     7.3 PRICING/REIMBURSEMENT. DISTRIBUTOR will pursue at its cost and expense pricing approval and/or reimbursement from the appropriate governmental (national and state and/or local) authorities in any countries where required. DISTRIBUTOR agrees to keep the JC reasonably informed as to the status of such applications, approvals and/or denials.

     7.4 BTI ASSISTANCE. BTI shall, at DISTRIBUTOR'S non-creditable expense, provide any and all assistance reasonably required by DISTRIBUTOR to obtain regulatory approval of PRODUCT in countries of the TERRITORY.

SECTION 8. PATENT INFRINGEMENT

     8.1 INFRINGEMENT BY PRODUCT.

          (a) In the event either party becomes aware of any potential patent or trademark infringement, or in the event of the institution of any suit by a THIRD PARTY against DISTRIBUTOR or BTI for patent or trademark infringement involving the use, sale, distribution or marketing of PRODUCT that is being distributed by DISTRIBUTOR, its AFFILIATES or their SUBDISTRIBUTORS under this AGREEMENT anywhere in the TERRITORY, either party shall promptly notify the other in writing. With respect to any such action, BTI shall bear, and shall hold DISTRIBUTOR harmless from, the costs of defense and of any compensatory damages awarded against either of them. BTI shall have the sole right to control the defense, settlement and compromise of any such action.

          (b) If a court of competent jurisdiction determines that a third party has a superior right in the technology relating to the PRODUCTS, or if BTI voluntarily abandons its rights as part of a settlement with a third party claiming superior rights, BTI will use its best efforts to obtain, at BTI's expense, a commercially reasonable license for DISTRIBUTOR to continue to sell the PRODUCTS.

     8.2 THIRD PARTY INFRINGEMENT. In the event that BTI or DISTRIBUTOR becomes aware of actual or threatened infringement of a patent or trademark owned by BTI anywhere in the TERRITORY related to PRODUCTS, that party shall promptly notify the other party in writing and actively consult and co-operate in responding to such event. BTI shall have the first right but not the obligation to bring, at its own expense, an infringement action against such THIRD PARTY. If BTI does not commence a particular infringement suit within thirty (30) days of receipt of a request by DISTRIBUTOR to do so, then DISTRIBUTOR, after notifying BTI in writing and obtaining BTI's consent, which shall not be unreasonably withheld, shall be entitled to bring such infringement action at DISTRIBUTOR'S expense and to include BTI as a nominal party plaintiff. Subject to Section 8.4, the party conducting such action shall have full control over its conduct. Subject to
Section 8.3 regardless of which party brings such action, the other party hereby agrees to cooperate reasonably in any such effort at its expense. The party not bringing the action shall have the right, but not the duty, to participate in such action at its own expense with its own counsel.

     8.3 RECOVERY. BTI and DISTRIBUTOR shall first recover their respective actual out-of-pocket expenses (including reasonable attorney fees), or equitable proportions thereof, associated with any litigation against infringers undertaken pursuant to Section 8.2 above or settlement thereof from any resulting recovery made by any party. Any excess amount of such a recovery shall be shared between DISTRIBUTOR and BTI, with each party receiving in proportion to its economic interest in the infringed property: [**] to BTI and [**] to DISTRIBUTOR. In the event that the party not bringing the action is willing to waive its right to participate in the recovery obtained from the THIRD PARTY, then the party instituting the lawsuit shall be responsible for all costs and expenses of the non-participating party in cooperating with the party instituting the lawsuit.

     8.4 STATUS OF ACTIVITIES AND SETTLEMENT. The parties shall keep one another informed of the status of their respective activities regarding any litigation or settlement thereof concerning PRODUCT in the TERRITORY; provided however that no settlement or consent judgment or other voluntary final disposition of any suit defended or action brought by a party pursuant to this Section 8 may be entered into without the consent of the other party if such settlement would require the other party to be subject to an injunction or to make a monetary payment or would otherwise adversely affect the other party's rights under this AGREEMENT. In addition, DISTRIBUTOR shall not have the right to settle or enter into a consent judgment or a voluntary disposition if it will adversely affect any patent owned by BTI or BTI's interest therein.

     8.5 ABANDONMENT RIGHTS. BTI, in its sole discretion, may elect to abandon its rights to patents or trademarks in any country of the TERRITORY without any liability to DISTRIBUTOR and DISTRIBUTOR'S sales of PRODUCTS in those countries will continue to be covered under the terms of this AGREEMENT

SECTION 9. OPTIONS

     9.1 UNITED STATES AND CANADA. DISTRIBUTOR shall have an option to negotiate with BTI to obtain the exclusive right to distribute PRODUCTS in the United States and/or Canada, which option may be exercised by giving BTI written notice at any time during the [**] period which commences one (1) month following the EFFECTIVE DATE. If DISTRIBUTOR provides notice that it wishes to exercise its option with respect to the United States and/or Canada, it shall pay BTI at the time it provides such notice a non-refundable fee of [**] for the United States. The parties will then enter into negotiations for up to [**] to endeavor to agree upon the terms of a separate agreement with respect to these rights. In the event an agreement cannot be reached by the end of the [**] period BTI shall be free to offer such rights to a THIRD PARTY on such terms as it may determine not more favorable than those offered to DISTRIBUTOR; provided however that until DISTRIBUTOR'S option expires BTI will not offer any such rights to any THIRD PARTY to distribute PRODUCTS in the United States or Canada. Notwithstanding the foregoing, in the event DISTRIBUTOR notifies BTI that it wishes to exercise its option hereunder but does not pay the fee as aforesaid BTI will enter into negotiations with DISTRIBUTOR on a non-exclusive basis for the earlier of [**] following commencement of negotiations, or until BTI in its sole discretion determines to grant such rights to a THIRD PARTY.

     9.2 JAPAN. In the event BTI determines it is ready to commence discussions with THIRD PARTIES relative to commercialization of PRODUCTS for sales in Japan, BTI shall first notify DISTRIBUTOR of the opportunity to obtain such rights under a separate agreement. In the event DISTRIBUTOR wishes to obtain such rights DISTRIBUTOR shall notify BTI within thirty(30) days of such notification by BTI. In the event DISTRIBUTOR so notifies BTI, the parties shall negotiate in good faith for [**] with respect to an agreement for such rights. If no agreement is reached within that time BTI shall be free to offer such rights to a THIRD PARTY on whatever terms it deems appropriate.

SECTION 10. TRADEMARK

     10.1 TRADEMARK SELECTION. BTI and DISTRIBUTOR shall jointly select a trademark under which PRODUCT will be distributed by DISTRIBUTOR. If BTI and DISTRIBUTOR cannot agree on such a trademark, then BTI shall have the right to select such trademark. The trademark selected jointly or by BTI is the TRADEMARK.

     10.2 BTI OWNERSHIP OF TRADEMARK. BTI shall own all right, title and interest in and to the TRADEMARK, and DISTRIBUTOR acknowledges and agrees that any and all uses of the TRADEMARK by DISTRIBUTOR, its AFFILIATES and its and their SUBDISTRIBUTORS shall be for and inure to the benefit of BTI. The costs of registration and maintenance shall be borne by BTI.

     10.3 PROMOTIONAL MATERIALS. DISTRIBUTOR shall submit representative samples of all promotional materials using the TRADEMARK(S) to BTI for BTI's reasonable approval prior


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


to their first use and prior to any subsequent significant or substantial change or addition to such promotional materials provided that if BTI has not responded within four (4) weeks after such submissions, BTI's approval will be deemed to have been received. DISTRIBUTOR shall acknowledge BTI's interest in the TRADEMARK in all materials that use the TRADEMARK.

     10.4 USE OF TRADEMARK.

          (a) DISTRIBUTOR agrees that it will use the TRADEMARK only on PRODUCT and related promotional materials distributed by DISTRIBUTOR in accordance with the terms and conditions of this Agreement.

          (b) DISTRIBUTOR agrees that it will not use the TRADEMARK in any manner that adversely affects the TRADEMARK and/or BTI's interest therein.

          (c) BTI may conduct an audit or inspection of DISTRIBUTOR'S use of the TRADEMARK to determine DISTRIBUTOR'S compliance with this provision and DISTRIBUTOR will cooperate with BTI in this regard.

          (d) Use of the TRADEMARK on any printed material shall always be accompanied by an appropriate legend agreed to by BTI, denoting BTI as the owner of the TRADEMARK.

          (e) The parties will cooperate with each other to register DISTRIBUTOR'S use of the TRADEMARK in any country where required.

          (f) DISTRIBUTOR will cease use of the TRADEMARK in all countries upon termination of this AGREEMENT; or in any country in which DISTRIBUTOR'S rights under this AGREEMENT have been terminated.

          (g) DISTRIBUTOR will not register any domain names which incorporate the TRADEMARK or marks that are confusingly similar to the TRADEMARK or any part of BTI's tradename.


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


SECTION 11. INDEMNITY AND INSURANCE

     11.1 INDEMNIFICATION BY DISTRIBUTOR. Notwithstanding any other provision of this Agreement, DISTRIBUTOR shall defend, indemnify and hold harmless BTI, its officers, directors, shareholders, employees, agents, successors and assigns (a "BTI Indemnified Party") from any loss, damage, or liability, including reasonable attorney's fees, resulting from any THIRD PARTY claim, complaint, suit, proceeding or cause of action against any of them of any nature (individually and collectively "BTI Loss(es)"), resulting from or arising out of
(i) the negligence or willful misconduct of DISTRIBUTOR, its AFFILIATES, or its or their SUBDISTRIBUTORS (as to SUBDISTRIBUTORS as such conduct relates to their performance under this Agreement) or any of their respective officers, directors, employees or agents (individually and collectively a "DISTRIBUTOR ACTOR"), or (ii) any violation of approved labeling by a DISTRIBUTOR ACTOR, or
(iii) the marketing of the PRODUCT, or any other action of a DISTRIBUTOR ACTOR, with respect to PRODUCT in each case which is not in compliance with applicable law, rules or regulation, or (iv) from any claim, warranty or representation of a DISTRIBUTOR ACTOR with respect to PRODUCT that is inconsistent with approved labeling, or (v) any damages or changes to the PRODUCT made by a DISTRIBUTOR ACTOR.

     11.2 INDEMNIFICATION BY BTI. Notwithstanding any other provision of this Agreement, BTI shall defend, indemnify and hold harmless DISTRIBUTOR, or its AFFILIATES and their respective officers, directors, shareholders, employees, successors and assigns ("DISTRIBUTOR INDEMNIFIED PARTY") from any THIRD PARTY claim, complaint, suit, proceeding or cause of action against any of them of any nature (individually and collectively "DISTRIBUTOR Loss(es)"), resulting from or arising out of (i) the negligence or willful misconduct of BTI or its AFFILIATES, or its subcontractors (as to subcontractors as such conduct relates to the PRODUCT), or their respective officers, directors, employees or agents (individually and collectively a "BTI ACTOR"); or (ii) DISTRIBUTOR Losses that are determined to result from a PRODUCT not conforming to the SPECIFICATIONS for the PRODUCT or (iii) DISTRIBUTOR Losses that are determined to result from manufacturing defect with respect to PRODUCT provided to DISTRIBUTOR by BTI, which manufacturing defect was not known to a

DISTRIBUTOR INDEMNIFIED PARTY; or (iv) any action of a BTI ACTOR, with respect to PRODUCT which is not in compliance with applicable law, rules or regulation.

     11.3 PROCEDURE FOR INDEMNIFICATION. A person or entity that intends to claim indemnification under this Section 11 (the "Indemnitee") shall promptly notify the other party (the "Indemnitor") of any loss in respect of which the Indemnitee intends to claim such indemnification. The indemnity agreement in this Section 11 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, only if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section 11, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Section 11. The Indemnitee under this Section 11, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigations of any action, claim or liability covered by this indemnification. An Indemnitee shall have the right to participate in the defense of any such claim, complaint, suit, proceeding or cause of action utilizing attorneys of its choice, at its own expense, provided, however, that, the Indemnitor shall have full authority and control to handle any such claim, complaint, suit, proceeding or cause of action, including any settlement or other disposition thereof, for which the Indemnitor agrees to provide full indemnification under this Section 11.

     11.4 INSURANCE.

          (a) Each of the Parties shall maintain in effect at all times during the term of this Agreement insurance with a company with an A.M. Best rating of B+XII or better. Such insurance shall include, without limitation, the following: (i) workers' compensation coverage in statutory amounts and in compliance with the laws and regulations where the party conducts its business; (ii) employer's liability coverage with minimum limits of $1 million bodily injury for each accident, $1 million bodily injury disease aggregate, and $1 million bodily injury by disease for each employee; (iii) comprehensive general liability ("CGL") with minimum limits of $5 million combined single limits per occurrence for bodily injury and property damage and $5.0 million general aggregate written on an occurrence basis. The CGL insurance shall contain, but not be limited to, personal injury liability and contractual liability, which insures the party's indemnification obligations under this Agreement. Each Party shall be designated as an additional insured to the CGL insurance of the other Party.

          (b) Each of the Parties shall maintain a minimum of $5 million per claim and in the aggregate of product liability and completed operations insurance, which will be on an occurrence basis, and if such policy is claims-made, shall be maintained for a minimum of three (3) years following the expiration or any termination of this AGREEMENT; or, in the alternative, a tail policy purchased for such three year period.

          (c) All insurance maintained by either Party shall be primary coverage without any right of contribution from the other Party. On or before the first use of the PRODUCT in humans, and thereafter upon request by the other Party, each Party shall provide the other Party with certificates which evidence the insurance required to be maintained under this Agreement. The certificates of insurance required hereunder shall state that the other Party shall be provided a minimum of thirty (30) calendar days' prior written notice of any proposed cancellation, material change in coverage, or expiration without renewal. BTI shall also maintain in its files evidence of all contractors' and subcontractors' insurance coverage and shall provide proof of such coverage to DISTRIBUTOR upon DISTRIBUTOR'S request. The terms of this Section shall not be deemed to limit the liability of either party hereunder.

     11.5 LIMIT OF LIABILITY. Notwithstanding anything in this AGREEMENT to the contrary BTI shall have no liability for indirect, consequential or special damages, including, but not limited to, damages for lost profits and BTI's liability for any and all losses or damages to DISTRIBUTOR resulting from defective PRODUCTS or from any other cause shall be limited to the proceeds from liability insurance maintained by BTI or its parent corporation plus an amount up to the total of all fees and PRODUCT costs paid by DISTRIBUTOR to BTI under this AGREEMENT.


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


SECTION 12. ADVERSE EXPERIENCES, RECALLS AND CONFIDENTIALITY

     12.1 ADVERSE EXPERIENCES.

          (a) With respect to any adverse experiences relating to the PRODUCT, the parties shall report to each other and the appropriate regulatory authorities in the countries in which the PRODUCT is being developed or commercialized, in accordance with the appropriate laws and regulations of the relevant countries and authorities. Such reporting activities within the TERRITORY shall be coordinated by the JC. If the manufacturer of a PRODUCT is obligated in any jurisdiction to be the sole reporter of adverse events, including MDRs and vigilance reports, then BTI shall be solely responsible for such filing.

          (b) Promptly following the execution of this AGREEMENT the parties agree to (i) enter into a standard operating procedure to govern collection, investigation and reporting to regulatory authorities of PRODUCT-related adverse experience reports, quality reports, and complaint reports, and (ii) establish criteria for Medical Device Reporting (MDR) such that all of the parties can comply with their legal obligations worldwide. The standard operating procedure and/or reporting criteria will be promptly amended as changes in legal obligations require.

     12.2 AGENCY ACTION. The parties agree to notify each other as soon as possible of any information received by a party regarding any threatened or pending action by a regulatory authority which may affect the safety or efficacy claims of PRODUCT or the continued marketing of such PRODUCT.

     12.3 RECALLS.

          (a) If any governmental authority having jurisdiction requires or reasonably requests any party to recall any PRODUCT due to a defect in the manufacture, processing, packaging or labeling of PRODUCT or for any other reason whatsoever, such party shall immediately notify in writing the other party to this AGREEMENT. BTI shall also have the right to initiate this recall procedure absent a request from a governmental authority after consultation with the DISTRIBUTOR. All costs of any recall shall be borne by BTI to the extent such recall is the result of the negligence or willful misconduct of BTI or


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


     manufacturer or is based on nonconformity with the SPECIFICATIONS for the PRODUCT and/or a defect, error or omission in regard to the manufacture of the PRODUCT. Costs of any recall shall be borne by DISTRIBUTOR to the extent such recall is the result of the negligence or willful misconduct of DISTRIBUTOR or SUBDISTRIBUTOR or is based on the storage, handling or promotional activities controlled by DISTRIBUTOR OR SUBDISTRIBUTOR.

          (b) Prior to commencing any recall, DISTRIBUTOR shall review with BTI the proposed manner in which the recall is to be carried out. DISTRIBUTOR agrees to follow any reasonable advice of BTI as to the manner of completing the recall, so long as such advice is not inconsistent with the requirements of the governmental authority involved, if any.

          DISTRIBUTOR shall carry out the recall in the manner agreed upon between BTI and DISTRIBUTOR in as expeditious a manner as possible and in such a way as to cause the least disruption to the sales of the PRODUCT and to preserve the goodwill and reputation attached to the PRODUCT and to the names of DISTRIBUTOR and BTI.

     12.4 CONFIDENTIALITY.

          (a) During the term of this AGREEMENT, it is contemplated that a party will disclose to the other party proprietary and confidential technology, specifications, technical information and the like which are owned or controlled by or licensed to a party ("Confidential Information"). The receiving party agrees to retain the disclosing party's Confidential Information in confidence and not to disclose any such Confidential Information to a THIRD PARTY without the prior written consent of the disclosing party and to use the disclosing party's Confidential Information only for the purposes of this AGREEMENT. The obligations of confidentiality will not apply to Confidential Information which:

               (i) was known to the receiving party or generally known to the public prior to its disclosure hereunder;

               (ii) subsequently becomes known to the public by some means other than a breach of this AGREEMENT;


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


               (iii) is subsequently disclosed to the receiving party by a THIRD PARTY having a lawful right to make such disclosure, and who is not under an obligation of confidentiality to the disclosing party or is developed by the receiving party independently of the disclosure of the disclosing party;

               (iv) is required by law or BONA FIDE legal process to be disclosed provided that the receiving party takes all reasonable steps to restrict and maintain confidentiality of such disclosure and provides reasonable prior notice to the disclosing party;

               (v) is approved for release by the parties; or

               (vi) is pre-clinical or clinical data concerning PRODUCT which DISTRIBUTOR is reasonably required to disclose to consultants (such as advertising agencies, reimbursement experts and marketing research companies), customers, healthcare professionals, consumers or regulatory agencies as part of its routine advertising or promotional activities or medical education, professional services, adverse event investigation and reporting, or PRODUCT quality or complaint investigation and reporting functions, or which is disclosed by DISTRIBUTOR to AFFILIATES and SUBDISTRIBUTORS in order to allow them to market and sell PRODUCT in their respective countries of the TERRITORY as permitted by this AGREEMENT (provided that such AFFILIATES and SUBDISTRIBUTORS agree to be bound by the confidentiality obligations set forth in this Section).

          (b) Upon termination or expiration of this AGREEMENT, each party shall return to the other party all tangible forms of Confidential Information furnished by the other party, including all copies thereof and all memoranda of oral disclosure, except that each party may retain one copy in its files to ensure compliance with any legal obligations.

          (c) This Section shall survive until the tenth anniversary of the termination or expiration of this AGREEMENT.

     12.5 TERMS OF AGREEMENT. No public announcement or other public disclosure concerning the terms of this AGREEMENT shall be made, either directly or indirectly, by any party to this AGREEMENT, except in connection with a merger or acquisition of a party or as


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


may be legally required or as may be required for recording purposes, without first obtaining the written approval of the other party and agreement upon the nature and text of such announcement or disclosure. The party desiring to make any such public announcement or other disclosure shall provide the other party with a copy of the proposed announcement or disclosure for review and comment in reasonably sufficient time prior to public release. Each party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this AGREEMENT to the Securities Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of proprietary information of either party included in any such disclosure. In addition, each party agrees not to disclose the terms of this AGREEMENT to THIRD PARTIES, except to professional advisors and financing sources in connection with a due diligence investigation by a potential lender, investor or purchaser of the BTI business, or under conditions that reasonably protect the confidentiality thereof. The parties will mutually agree upon the contents of a press release (and accompanying Q&:A) which may be issued upon the Effective Date, and thereafter the parties may publicly disclose information contained in such press release or Q&A without further approvals.

     12.6 PRODUCT DATA. DISTRIBUTOR shall not submit or cooperate in the submission by a THIRD PARTY or customer for written or oral publication any manuscript, abstract or the like which includes data or other information relating to PRODUCT without first obtaining the prior written consent of BTI. Any such publications shall be reviewed and approved by the JC. The contribution of each party shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate. DISTRIBUTOR shall not conduct, or authorize, encourage, assist or contract with any THIRD PARTY to conduct any research, development and/or clinical testing of a PRODUCT without the prior written approval of the JC.

SECTION 13. WARRANTIES AND REPRESENTATIONS

     13.1 GENERAL REPRESENTATIONS. Each party hereby represents and warrants for itself as follows:

          (a) DULY ORGANIZED. BTI and DISTRIBUTOR are duly organized, validly existing and are in good standing under the laws of the jurisdiction of its incorporation, is


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


     qualified to do business and are in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent it from performing its obligations under this AGREEMENT and have all requisite corporate power and authority to conduct their business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this AGREEMENT.

          (b) DUE EXECUTION. The execution, delivery and performance by it of this AGREEMENT have been duly authorized by all necessary corporate action and do not and will not (I) require any consent or approval of its stockholders that has not been obtained, (II) violate any provision of any law, rule, regulation, order, writ, judgement, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or by-laws or (III) result in a breach of or constitute a default under any material agreement, mortgage, lease, license (including any license from a third party which is necessary for the full performance of this AGREEMENT), permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

          (c) NO THIRD PARTY APPROVAL. No authorization, consent, approval, license, exemption of, or filing or registration with, any court or governmental authority or regulatory body (other than health regulatory authorities) is required for the due execution, delivery or performance by it of this AGREEMENT, except as provided herein.

          (d) BINDING AGREEMENT. This AGREEMENT is a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms and conditions. It is not under any obligation to any person, contractual or otherwise, that is in conflict with the terms of this AGREEMENT.

     13.2 INTELLECTUAL PROPERTY. BTI warrants and represents that as of the EFFECTIVE DATE and in the TERRITORY

          (a) no claims with respect to the PRODUCTS have been asserted or threatened against BTI challenging the ownership, validity, or enforceability of any granted patents or patent applications owned or controlled by BTI relating to


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


     the PRODUCTS and necessary for their manufacture, sale or use, except for those that have arisen during patent prosecution in relevant patent offices;

          (b) neither BTI nor its current AFFILIATES have been sued or charged as a defendant in any claim, suit, action or proceeding, or received any notice (whether written or verbal), which involves a claim of infringement of any patents or violation of any trade secret or other proprietary right of any THIRD PARTY with respect to the PRODUCTS ;

          (c) without having made a patent search, BTI has no knowledge of a granted patent that is not owned or controlled by BTI that would be infringed by the manufacture, use or sale of PRODUCT ; and

          (d) without having made an investigation, BTI has no knowledge that a THIRD PARTY is infringing a granted patent that is owned or controlled by BTI and that would be infringed by the manufacture, use or sale of PRODUCT.

SECTION 14. TERM AND TERMINATION

     14.1 EXPIRATION. Unless otherwise specified in this AGREEMENT, upon written notice from one party to the other at least ninety (90) days prior to the specified date, the rights and obligations of the parties under this AGREEMENT shall terminate seven (7) years from the EFFECTIVE DATE of this Agreement. Six
(6) months prior to the expiration of this AGREEMENT and for thirty (30) days thereafter, either party may request that this AGREEMENT be extended. If such a request is made by the DISTRIBUTOR, DISTRIBUTOR will provide BTI with a proposal setting forth the terms upon which the AGREEMENT should be extended and in either case, the parties will negotiate with respect to such extension to determine if such an extension can be agreed upon and the terms for such an extension all of which must be mutually agreed upon.

     14.2 BREACH. This AGREEMENT may be terminated by either party if: (i) the other party fails to observe, perform or otherwise breaches any of its material covenants, agreements or obligations under this AGREEMENT in any material respect and (ii) such failure continues for a period of thirty (30) days after receipt by the other party of notice thereof from the party


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


specifying such failure. In the event of a non-monetary breach, if the breach is not reasonably capable of being cured within the thirty (30) day period, and the breaching party is making a good faith effort to cure the breach, the notifying party may not terminate this AGREEMENT pursuant to this Section without a further sixty (60) days elapsing from the original notice of breach without the breach having been cured.

     14.3 TERMINATION FOR BANKRUPTCY. Because each party acknowledges that the services to be rendered by the other are special i.e. personal in nature inasmuch as the respective capabilities of the parties hereto are uniquely valuable and that the determination to enter into this AGREEMENT was based upon the unique ability of the other party to fulfill its respective obligations hereunder, a party shall have the right to immediately terminate this AGREEMENT, if (i) the other party shall make an assignment of substantially all of its assets for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for such party or substantially all of such party's assets, or shall commence any proceeding under any bankruptcy, reorganization in bankruptcy or the equivalent, dissolution or liquidation law or statute of any jurisdiction (provided that no entity succeeds to the business of such party following such dissolution or liquidation) whether now or hereafter in effect; or (ii) there shall have been filed any such petition or application against the other party, or any such proceeding shall have been commenced against the other party, in which an order for relief is entered or which remains undismissed for a period of ninety (90) days or more; or (iii) the other party by an act or knowing failure to act shall indicate the other party's consent to, approval of or acquiescence in, any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for such party, or any substantial part of any of such party's properties, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of ninety (90) days or more or (iv) the other party is insolvent.

SECTION 15. RIGHTS AND DUTIES UPON TERMINATION

     15.1 PAYMENT. Upon termination or expiration of this AGREEMENT other than for BTI's breach, BTI shall have the right to retain any sums already paid by DISTRIBUTOR hereunder, and DISTRIBUTOR and BTI shall each pay to the other all sums which might then be due hereunder.


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


     15.2 SALE OF REMAINING INVENTORY. Upon termination or expiration of this AGREEMENT, DISTRIBUTOR shall notify BTI of the amount of PRODUCT DISTRIBUTOR and its AFFILIATES and its and their SUBDISTRIBUTORS then have on hand. DISTRIBUTOR and its SUBDISTRIBUTORS shall be permitted to sell that amount of PRODUCT for a period of ninety (90) days following such termination.

          (a) Any inventory of DISPOSABLE PRODUCTS remaining after such 90 day period shall either be returned to BTI for repurchase (less BTI's standard restocking fee) if the PRODUCT has a remaining shelf life as specified in section 4.8 or be destroyed.

          (b) If any EQUIPMENT purchased by DISTRIBUTOR has been loaned to an END USER at no charge and this AGREEMENT merely expires or is terminated through no fault of DISTRIBUTOR, BTI will reimburse DISTRIBUTOR in the amount of DISTRIBUTOR's net book value (assuming a three year straight line depreciation) for any such EQUIPMENT which is in good and marketable condition, paying such net book value in equal installments within the first fifteen (15) days of the QUARTER during the remaining portion of the three year useful life. If this AGREEMENT is terminated for DISTRIBUTOR's uncured default, BTI shall have the right but not the duty to make such reimbursement. Upon tender of the final payment for such EQUIPMENT, DISTRIBUTOR will transfer title to such EQUIPMENT to BTI.

          (c) If any EQUIPMENT purchased by DISTRIBUTOR has been sold to an END USER subject to financing, either on a "cost-per-treatment" basis or other financing arrangement, and this AGREEMENT merely expires or is terminated through no fault of DISTRIBUTOR, BTI will reimburse DISTRIBUTOR in the amount of DISTRIBUTOR's net book value (assuming a three year straight line depreciation) for any such EQUIPMENT which is in good and marketable condition, paying such net book value in equal installments within the first fifteen (15) days of the QUARTER during the remaining portion of the three year useful life. If this AGREEMENT is terminated for DISTRIBUTOR's uncured default, BTI shall have the right but not the duty to make such reimbursement. Upon BTI's agreeing to make such reimbursement and tendering the first


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


     payment for such EQUIPMENT, DISTRIBUTOR will assign to BTI all DISTRIBUTOR's rights to receive payment from the END USER for such EQUIPMENT.

     15.3 SURVIVAL. Upon expiration or termination of this AGREEMENT, all rights and obligations of the parties under this AGREEMENT shall terminate except those described in Sections 2.1(b), 4.6, 5.3, 8.3, 5.4, 10.2, 12.4, 15.1, 15.2, 15.3,
15.5,17.3 and Sections 11, and 16. Any monies owing to the parties (whether as credits or offsets against future payments) shall be reconciled and paid within sixty (60) days of expiration or termination.

     It is understood that termination or expiration of this AGREEMENT shall not relieve a party from any liability which, at the time of such termination or expiration, has already accrued to the other party or which is attributable to a period prior to such termination. Termination or expiration of the AGREEMENT in accordance with the provisions hereof shall not limit remedies which may be otherwise available in law or equity with respect to a breach hereof that occurred prior to such termination except to the extent expressly stated herein.

     15.4 WAIVER OF BREACH. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

     15.5 TERMINATION OF PRODUCT SALES. Upon termination of this AGREEMENT, subject to Section 15.2, DISTRIBUTOR agrees not to market or sell PRODUCT in the TERRITORY after termination of this AGREEMENT, or in such country(ies) in which DISTRIBUTOR'S rights have been terminated, as the case may be.

SECTION 16. ARBITRATION

     In the event of any dispute, claim or controversy (a "Claim") arising out of or relating to this Agreement or the purchase of Products hereunder, the parties agree to submit the Claim to the JCs for their members to make a good faith attempt to negotiate an amicable resolution to any and all


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


such Claims. If any Claim is not resolved by the JCs within thirty (30) days after delivery of written notice thereof from one party to the other party, the Claim shall be referred to the OVERSIGHT COMMITTEE in accordance with Section 3.1(d) of this AGREEMENT. If the OVERSIGHT COMMITTEE is unable resolve the Claim within thirty (30) days after the JC refers the matter, the resolution will be determined through binding arbitration in accordance with the Commercial Rules of Arbitration of the American Arbitration Association. The site of the arbitration shall be Chicago, Illinois or such other neutral location as the OVERSIGHT COMMITTEE may select.

     The arbitration panel shall be comprised of three (3) arbitrators. The parties will seek arbitrators who are experienced in the area of sales and marketing of products similar to PRODUCTS, but such arbitrators need not be lawyers or judges. Each party shall be entitled to appoint one arbitrator. The parties shall appoint their respective arbitrators within thirty (30) days after submission for arbitration. If either party shall fail to make timely appointment of its arbitrator, the arbitration shall be heard and decided by the sole arbitrator duly appointed by the other party. Where both parties have timely appointed their respective arbitrators, the two arbitrators so appointed shall agree on the appointment of the third arbitrator from the list of arbitrators maintained by the American Arbitration Association. If the parties' appointed arbitrators shall fail to agree on the identity of the third arbitrator within thirty (30) days from the date both parties' arbitrators have been appointed, then such arbitrator shall be appointed by the appropriate administrative body of the American Arbitration Association.

     Within ten (10) days of appointment of the full arbitration panel, the parties shall exchange their final proposed positions with respect to the matters to be arbitrated, which shall approximate as closely as possible the closest positions of the parties previously taken in the negotiations. Within thirty (30) days of appointment of the arbitration Panel, each party shall submit to the arbitrators a copy of the proposed position which it previously delivered to the other party, together with a brief or other written memorandum supporting the merits of its proposed position. The parties may include with such memorandum whatever documentary evidence they deem appropriate to support their position, provided that all pages of the memorandum and attachments will not exceed one hundred pages. The arbitration panel shall promptly convene a hearing, at which time each party shall have four (4) hours to argue in support of its proposed position. The


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


parties may present witnesses in support of their arguments so long as such testimony does not exceed the four hour limit.

     In making their selection, the arbitrators shall consider the terms and conditions of this AGREEMENT, the relative merits of the proposed position and the written and oral arguments of the parties. In the event the arbitrators seek the guidance of the law of any jurisdiction, the law of the Commonwealth of Massachusetts shall govern.

     The arbitrators shall make their decision known to the parties as quickly as possible by delivering written notice of their decision to both parties. Such written notice need not justify their decision. The parties will execute any and all papers necessary to obligate the parties to the position selected by the arbitration panel within five (5) days of receipt of notice of such selection. The decision of the arbitrators shall be final and binding on the parties, and specific performance may be ordered by any court of competent jurisdiction.

     The parties will bear their own costs in preparing for the arbitration. The costs of the arbitrators will be equally divided between the parties. If a party is required to initiate proceedings to enforce the decision of the arbitrators, the prevailing party shall be entitled to recover its costs and attorneys' fees associated with such action.

SECTION 17. GENERAL PROVISIONS

     17.1 AFFILIATES AND SUBDISTRIBUTORS. DISTRIBUTOR may perform its obligations and exercise its rights under this AGREEMENT personally or through one or more AFFILIATES, although DISTRIBUTOR shall nonetheless be responsible for the performance of its AFFILIATES. DISTRIBUTOR shall not permit any of its AFFILIATES to commit any act (including any act of omission) which DISTRIBUTOR is prohibited hereunder from committing directly. Subject to Section 2.4, DISTRIBUTOR may perform its obligations and exercise its rights under this AGREEMENT personally or through one or more SUBDISTRIBUTORS, although DISTRIBUTOR shall nonetheless be responsible for the performance of its SUBDISTRIBUTORS. DISTRIBUTOR shall not permit any SUBDISTRIBUTOR to commit any act (including any act of omission) which DISTRIBUTOR is prohibited hereunder from committing directly. DISTRIBUTOR warrants and guarantees that all of its AFFILIATES, and its and their SUBDISTRIBUTORS will perform in accordance with this AGREEMENT as is they


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


were signatories to this AGREEMENT. DISTRIBUTOR shall be liable to BTI for failure of DISTRIBUTOR'S AFFILIATES or its or their SUBDISTRIBUTORS to perform in accordance with this AGREEMENT. Any and all notice and cure provisions available to DISTRIBUTOR shall also be applicable as to the failures of DISTRIBUTOR'S AFFILIATES and its and their SUBDISTRIBUTORS to perform.

     17.2 FORCE MAJEURE. If the performance of any part of this AGREEMENT (other than a payment) by either party is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of such party, the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this AGREEMENT may be required in order to arrive at an equitable solution.

     17.3 GOVERNING LAW. This AGREEMENT shall be governed by the laws of the Commonwealth of Massachusetts, without reference to conflict of law principles.

     17.4 SEVERABILITY. In the event any portion of this AGREEMENT shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect and the parties will renegotiate the terms and conditions of this AGREEMENT to maintain the economic benefit thereof for the parties, and if agreement is not reached, the party whose rights or obligations are materially adversely affected by such holding may terminate this AGREEMENT by sixty (60) days' prior notice to the other party.

     17.5 ENTIRE AGREEMENT. This AGREEMENT, entered into as of the date written above, constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all previous writings and understandings with respect thereto. No terms or provisions of this AGREEMENT shall be varied or modified by any prior or subsequent statement, conduct


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


or act of either of the parties, except that the parties may amend this AGREEMENT by written instruments specifically referring to and executed in the same manner as this AGREEMENT.

     17.6 NOTICES. Any notice required or permitted under this AGREEMENT shall be sent by pre-paid post, courier or hand delivery to the following addresses of the parties:

                      To BTI:       BioTransplant, Incorporated
                                    Building 75, 3rd Avenue
                                    Charlestown Navy Yard
                                    Boston, MA 02129
                                    Attn: Walter Ogier
                                    Tel: 781-870-4601

                     copy to:       Elliot Olstein, Esq.
                                    Carella, Byrne, et al.
                                    6 Becker Farm Road
                                    Roseland, New Jersey 07068
                                    Tel: 973-994-1700

                  To DISTRIBUTOR:   Gambro BCT, Inc
                                    10811 West Collins Ave.
                                    Lakewood, COLO 80215
                                    Tel: 303-231-4601
                                    Attn: Bill Mercer

                         copy to:   Gambro, Inc.
                                    10810 W. Collins Avenue
                                    Lakewood, CO 80215
                                    Attn: Lynn Meyer, Assistant General Counsel
                                    Tel: 303-205-2542

     Any notice required or permitted to be given concerning this AGREEMENT shall be effective upon receipt by the party to whom it is addressed or within seven (7) days of dispatch whichever is earlier.

     17.7 ASSIGNMENT. This AGREEMENT and the distribution rights herein granted shall be binding upon and inure to the benefit of the successors in interest of the respective parties provided, however, neither this AGREEMENT nor any interest hereunder shall be assignable by either party without the written consent of the other except that either party may assign this

AGREEMENT and its rights and obligations hereunder to any corporation with which it may merge or consolidate, or to which it may transfer all or substantially all of its assets to which this AGREEMENT relates, without obtaining the consent of the other party; provided that the entity to whom this AGREEMENT is assigned agrees to be bound by its terms.

     17.8 NO PARTNERSHIP OR JOINT VENTURE. This AGREEMENT shall not be deemed to establish a joint venture or partnership between DISTRIBUTOR and BTI.

     17.9 EXECUTION IN COUNTERPARTS. This AGREEMENT may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     17.10 EXPORT LAWS. Because the parties may be subject to the United States Foreign Asset Control Regulations and Transaction Control Regulations and other U.S. laws, rules and regulations of extra-territorial applicability, each party agrees that it will not do and will not require the other party to do any act or thing, or omit to do any act or thing, which act or omission would constitute a violation of such laws. Specifically, the parties acknowledge that they may be subject to and agree that they will comply with all relevant provisions of the
U. S. Export Administration Act of 1979, as amended, 50 U.S.C. app Sections 2401-2420 (1991 & Supp. 1997) and the Export Administration Regulations, 15 C.F.R. Sections 730-774, specifically including the preclusions and obligations set forth therein regarding unauthorized boycotts, 15 C.F.R. Section 760; reexport authorization, 15 C.F.R. Sections 734.2(b), 734.3; and), and record retention, 15 C.F.R. Section 762. DISTRIBUTOR will notify BTI immediately if DISTRIBUTOR becomes a party to any administrative proceeding pursuant to 15 C.F.R Section 766.


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



IN WITNESS WHEREOF, each of the parties has caused this AGREEMENT to be executed by its authorized representatives as of the dates indicated below, to be effective nevertheless as of the EFFECTIVE DATE.


BIOTRANSPLANT, INCORPORATED                GAMBRO BCT, INC.

By:  /s/ Elliot Lebowitz                   By: /s/ David B. Perez
     -------------------------------           ---------------------------------


Name: Elliot Lebowitz                      Name: David B. Perez
     -------------------------------           ---------------------------------


Title: Chief Executive Officer             Title: President
     -------------------------------           ---------------------------------

Date:     8/13/01                          Date:             8/13/01
     -------------------------------           ---------------------------------

Witness:          /s/                      Witness:          /s/
     -------------------------------           ---------------------------------

EXHIBIT LIST

A. PRODUCTS

B. DISPOSABLE TRANSFER PRICES, and EQUIPMENT TRANSFER PRICES

C. SPECIFICATIONS

D. WARRANTY







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


                                    EXHIBIT A


DISPOSABLE PRODUCTS

ELIGIX-TM BCELL-SC REAGENT KIT, comprising vials of High Density Microparticles
(HDM) conjugated with anti-CD19 and anti-CD20 monoclonal antibodies and indicated for the purging of B-cells from a peripheral blood or bone marrow stem cell (SC) collection, prior to autologous transplantation

ELIGIX-TM TCELL-DLI REAGENT KIT, comprising vials of High Density Microparticles
(HDM) conjugated with anti-CD8 monoclonal antibody and indicated for the depletion of CD8-positive lymphocytes from a peripheral blood donor lymphocyte infusion (DLI) prior to infusion and subsequent to allogeneic peripheral blood or bone marrow stem cell transplantation

ELIGIX-TM PANT-SC REAGENT KIT, comprising vials of High Density Microparticles
(HDM) conjugated with anti-lymphocyte monoclonal antibody(ies) (to be determined) and indicated for the depletion of T-lympocytes from a peripheral blood or bone marrow stem cell (SC) collection prior to allogeneic bone marow transplantation

Eligix-TM BrCa-SC REAGENT KIT, comprising vials of High Density
Microparticles (HDM) conjugated with anti-breast cancer antibody(ies) (to be determined) and indicated for the purging of breast cancer cells from a peripheral blood or bone marrow stem cell (SC) collection prior to autologous transplantation.

ELIGIX-TM HDM DISPOSABLE KIT, 3 cycle, comprising sterile disposable tubes and tubing kit for use with BCell-SC, PanT-SC and BrCa-SC Reagent Kits and the HDM Cell Processor and HDM Transfer Station

ELIGIX-TM HDM DISPOSABLE KIT, 2 cycle, comprising sterile disposable tubes and tubing kit for use with TCell-DLI Reagent Kit and the HDM Cell Processor and HDM Transfer Station


EQUIPMENT

ELIGIX-TM HDM CELL PROCESSOR, comprising an integrated electromechanical tube rotator and electronic tube demagnetizer and timed controller with tube magnet, tube storage tray, power cord and operator's manual) indicated for use with the Disposable Products.

ELIGIX-TM HDM TRANSFER STATION, comprising an integrated electromechanical vial agitator and mechanical tube invertor and tube magnet with power cord) indicated for use with the Disposable Products.

All necessary replacement parts for HDM Cell Processor.

All necessary replacement parts for HDM Transfer Station.


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


                                    EXHIBIT B

                          TRANSFER PRICE AND LIST PRICE
                                  (US Dollars)


DISPOSABLE PRODUCT                        TRANSFER PRICE *        LIST PRICE **

EligixTM BCell-SC Reagent Kit                  [**]                   [**]
EligixTM  TCell-DLI Reagent Kit                [**]                   [**]
EligixTM PanT-SC Reagent Kit                   [**]                   [**]
EligixTM BrCa-SC Reagent Kit                   [**]                   [**]
EligixTM Disposable Kit, 3 Cycle               [**]                   [**]
EligixTM Disposable Kit, 2 Cycle               [**]                   [**]


EQUIPMENT                                TRANSFER PRICE *         LIST PRICE **

Hardware to be sold as a group: ***            [**]                   [**]
         EligixTM HDM Cell Processor
         EligixTM HDM Transfer Station
         EligixTM HDM Magnet Base
         EligixTM HDM Storage Tray
         EligixTM HDM Operator's Manual

Replacement parts for hardware           cost plus [**] *****       N/A ******




* price per unit, not for publication

** price per unit, for publication by Gambro in local or regional currency

*** group comprises one unit each of listed components

**** list price per group, not to be published separately

***** cost = [**]

****** list prices not applicable, not to be published by Gambro

                                    EXHIBIT C


                             PRODUCT SPECIFICATIONS


Product specifications shall be per applicable BTI product release specifications as accepted by BTI's European Notified Body (currently TUV Product Services).


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


                                    EXHIBIT D

                           LIMITED EQUIPMENT WARRANTY


BTI will replace or, at its option, repair (free of charge) for the original purchaser any part of the ____________ found to be defective in materials or workmanship with the first twelve (12) months after installation.

This Limited Warranty does not include replacement or repair of any part which fails because of misuse, accident, neglect or failure to use and maintain the Equipment in accordance with the instructions of BTI as set forth in the Operator's Manual, or because of alterations by unauthorized persons. Repairs required as a result of misuse or abuse of the Equipment, as determined by BTI, in good faith, will be charged to the Customer.

THIS WARRANTY IS EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. BTI WILL NOT BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE FURNISHING, FUNCTIONING OR THE CUSTOMER'S USE OF THE EQUIPMENT.







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